Exhibit 12.1

E: lou@bevilacquapllc.com

T: 202.869.0888

W: bevilacquapllc.com

October 31, 2019

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Re:       Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to 1847 Holdings LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s offering statement on Form 1-A under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2019 (File No. 024-11064) (as amended, the “Offering Statement”). The Offering Statement relates to the sale by the Company of up to 320,000 series A preferred shares to the public (the “Offered Shares”) and the issuance by the Company to Craft Capital Management LLC, as placement agent (the “Placement Agent”) for the offering, of up to 40,000 series A preferred shares as partial compensation for services rendered and to be rendered as placement agent (the “Compensation Shares”). Collectively, the Offered Shares and the Compensation Shares are referred to herein as the “Qualified Securities.” We understand that the Offered Shares would be sold as described in the Offering Statement and pursuant to a subscription agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Offered Shares (the “Subscription Agreement”).

This opinion is being furnished in connection with the requirements of Item 17 of Form 1-A, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related offering circular (the “Offering Circular”), other than as expressly stated herein with respect to the issue of the Qualified Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Offering Statement;

(b)	the Certificate of Formation of the Company, dated January 22, 2013, as filed with the Secretary of State of the State of Delaware on January 22, 2013;

(c)	the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018;

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2
October 31, 2019

(d)	the form of share designation of the series A preferred shares (the “Share Designation”);

(e)	the form of Subscription Agreement;

(f)	certain resolutions and actions of the Board of Directors of the Company relating to the Qualified Securities, the qualification of the Qualified Securities under the Act, and such other relevant matters; and

(g)	the Engagement Agreement, dated August 6, 2019, as amended by Amendment No. 1 thereto, dated October 8, 2019 (the “Engagement Agreement”), between the Company and the Placement Agent.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity, that the Offering Statement will be declared qualified and that the Share Designation will be executed. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that upon the sale of the Offered Shares as described in the Offering Statement and the Subscription Agreement and the receipt by the Company of payment therefor, the Offered Shares will be validly issued, fully paid and non-assessable and that upon issuance of the Compensation Shares to the Placement Agent in accordance with the Engagement Agreement and as described in the Offering Statement, the Compensation Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Offering Statement is qualified.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Qualified Securities.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC